Registration Statement No. 33-XXXXX

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

E. I. DU PONT DE NEMOURS AND COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1007 MARKET STREET WILMINGTON, DELAWARE 19898	51-0014090
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer identification no.)

DuPont Powder Coatings USA, Inc.

Profit Sharing Plan and Trust Agreement

(Full title of the plans)

GARY M. PFEIFFER, SENIOR VICE PRESIDENT—DUPONT FINANCE

E. I. DU PONT DE NEMOURS AND COMPANY

1007 MARKET STREET

WILMINGTON, DELAWARE 19898

(Name and address of agent for service)

TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENTS FOR SERVICE:

302-774-1000

APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES

PURSUANT TO THE PLAN:

From time to time after effective

date of Registration Statement

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $.30 par value	100,000	42.90	4,290,000	$504.93

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

The documents listed below, previously filed with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement:

(a)  DuPont’s Annual Report on Form 10-K, for the year ended December 31, 2004.

(b)  DuPont’s Quarterly Reports on Form 10-Q, for quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

(c)  DuPont’s Current Reports on Form 8-K as filed on January 4, January 19, February 1, February 8, May 4, May 5, May 20, October 26 and November 1, 2005.

All documents subsequently filed by DuPont pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of DuPont Common Stock

Holders of DuPont Common Stock are entitled to receive dividends that may be declared by the Board of Directors of DuPont from surplus or net earnings, but not until all cumulative dividends on preferred stock shall have been declared and set apart for payment at the annual rates of $4.50 a share for the $4.50 Series and $3.50 a share for the $3.50 Series. Holders of DuPont Common Stock have the right to vote on all questions to the exclusion of all other stockholders, except as otherwise expressly provided by law or unless DuPont shall be in default in the payment of dividends on preferred stock for a period of six months. In the latter event, until accumulated and unpaid dividends on preferred stock of all series shall have been paid, the holders of the outstanding preferred stock shall have the exclusive right, voting separately and as a class, to elect two directors, or if the total number of directors of DuPont be only three, then only one director, at each meeting of stockholders held for the purpose of electing directors.

On liquidation, dissolution, or winding up of DuPont, whether voluntary or involuntary, after payments have been made to holders of preferred stock, holders of DuPont Common Stock have the right to share ratably the remaining assets available for distribution. In the event of voluntary liquidation, holders of preferred stock are entitled to accumulated dividends and $115 a share for the $ 4.50 Series and $107 a share for the $3.50 Series; in the event of involuntary liquidation, holders of both series are entitled to accumulated dividends and $100 a share. Holders of DuPont Common Stock do not have any preemptive rights.

Item 5.    Interests of Named Experts and Counsel

The validity of the issue of DuPont Common Stock offered hereby has been passed on by Stacey J. Mobley, Esq., Senior Vice President and Chief Administrative Officer and General Counsel of DuPont. Mr. Mobley beneficially owned as of November 4, 2005 502,721 Shares of Common Stock of DuPont, including 438,154 shares of which he has the right to acquire beneficial ownership within 60 days through the exercise of stock options awarded under DuPont’s compensation plans.

Item 6.    Indemnification of Directors and Officers

Under provisions of the Bylaws of DuPont, each person who is or was a director or officer of DuPont shall be indemnified by DuPont to the full extent permitted or authorized by the General Corporation Law of Delaware against any liability, cost or expense asserted against such director or officer and incurred by such director or officer in any such person’s capacity as director or officer, or arising out of any such person’s status as a director or officer. DuPont has purchased liability insurance policies covering its directors and officers to provide protection where DuPont cannot indemnify a director or officer.

Item 8 .    Exhibits

Exhibit Number	Description

4(a)	DuPont’s Restated Certificate of Incorporation, effective May 29, 1997, defining the rights of the holders of DuPont Common Stock, incorporated by reference to DuPont’s Current Report on Form 8-K filed on June 13, 1997.

4(b)	DuPont Powder Coatings USA, Inc. Profit Sharing Plan and Trust Agreement

5(a)	Opinion of Counsel

5(b)	ERISA qualification undertaking

23(a)	Consent of Independent Registered Public Accounting Firm

23(b)	Consent of Stacey J. Mobley, Esq. included in the opinion filed as Exhibit 5(a) to this Registration Statement

24	Powers of attorney authorizing certain officers to sign this registration statement and amendments thereto on behalf of officers and directors

Item 9.    S-K Item 512 Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Wilmington, State of Delaware, on November 4, 2005.

E. I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ Gary M. Pfeiffer
Gary M. Pfeiffer Senior Vice President—DuPont Finance and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

C. O. Holliday, Jr., Chairman and Director

A. J. P. Belda, Director

R. H. Brown, Director

C. J. Crawford, Director

J. T. Dillon, Director

L. C. Duemling, Director

L. D. Juliber, Director

M. Naitoh, Director

S. O’Keefe

W. K. Reilly, Director

H. R. Sharp, III, Director

C. M. Vest, Director

By:	/s/ Gary M. Pfeiffer
Gary M. Pfeiffer Senior Vice President—DuPont Finance (Principal Financial and Accounting Officer and Attorney-In-Fact for bracketed individuals)
(November 4, 2005)

By:	/s/ Stacey J. Mobley
Stacey J. Mobley Senior Vice President and Chief Administrative Officer and General Counsel—DuPont Legal (Attorney-In-Fact for bracketed individuals)
(November 4, 2005)

Powers of attorney authorizing Gary M. Pfeiffer and Stacey J. Mobley jointly, to sign the registration statement and amendments thereto on behalf of the above-named directors and officers are filed with the registration statement.

Pursuant to the requirement of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 4, 2005.

DuPont Powder Coatings USA, Inc. Profit Sharing Plan and Trust Agreement

By:	/s/ William S. Rising
William S. Rising Vice President, Finance

INDEX TO EXHIBIT

Exhibit Number	Description

4(a)	DuPont’s Restated Certificate of Incorporation, effective May 29, 1997, defining the rights of the holders of DuPont Common Stock, incorporated by reference to DuPont’s Current Report on Form 8-K filed on June 13, 1997.

4(b)	DuPont Powder Coatings USA, Inc. Profit Sharing Plan and Trust Agreement

5(a)	Opinion of Counsel

5(b)	ERISA qualification undertaking

23(a)	Consent of Independent Registered Public Accounting Firm

23(b)	Consent of Stacey J. Mobley, Esq. included in the opinion filed as Exhibit 5 (a) to this Registration Statement

24	Powers of attorney authorizing certain officers to sign this registration statement and amendments thereto on behalf of officers and directors